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                                                                    Exhibit 23.2




The Board of Directors
of Community Financial Holding Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Community Financial Holding Corporation (the Corporation) of our report dated February 29, 1996, relating to the consolidated balance sheets of the Corporation as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of the Corporation.


KPMG PEAT MARWICK


/s/ KPMG Peat Marwick
- --------------------------
Philadelphia, Pennsylvania
July 15, 1996